Certain identified information has been excluded from this exhibit because it is not material and would likely cause competitive harm if publicly disclosed.

FOURTH AMENDMENT TO MUTUAL FUND SERVICES AGREEMENT

THIS FOURTH AMENDMENT TO MUTUAL FUND SERVICES AGREEMENT

(this “Amendment”), effective as of July 1, 2023, by and among Eubel Brady & Suttman Mutual Fund Trust, an Ohio business trust (the “Trust”), and Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus”) (collectively, the “Parties”).

WHEREAS, the Parties entered into that certain Mutual Fund Services Agreement dated July 15, 2014, as amended (the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as described herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the Parties agree as follows:

1.	Amendments.

(a)	The second paragraph of Section 10 of the Agreement hereby is deleted in its entirety and replaced with the following:

This Agreement may be terminated without penalty by provision of 180 days’ written notice by either party.

(b)	Schedule B to the Agreement, as previously amended, hereby is deleted in its entirety and replaced with Schedule B attached hereto, as the same may be amended from time to time.

2.	Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

EUBEL BRADY & SUTTMAN MUTUAL FUND TRUST By: /s/ Scott E. Lundy Scott E. Lundy President	ULTIMUS FUND SOLUTIONS, LLC By: /s/ Gary Tenkman Gary Tenkman Chief Executive Officer

SCHEDULE B

TO THE MUTUAL FUND SERVICES AGREEMENT BETWEEN EUBEL BRADY & SUTTMAN MUTUAL FUND TRUST

AND

ULTIMUS FUND SOLUTIONS, LLC FEES

Ultimus will provide all of the fund administration, fund accounting and pricing, transfer agent and shareholder services described herein for a monthly fee calculated at an annual rate as a percentage of the Trust’s aggregate average daily net assets as follows*:

FORMS N-CEN AND N-PORT

•	Beginning on June 1, 2018, the Trust or Fund agrees to pay Ultimus for any out-of-pocket expenses related to the preparation and filing of Form N-CEN and to meet the requirements of Rule 30a-1 under the 1940 Act.

•	The Trust or Fund agrees to pay Ultimus a one-time implementation fee of $3,000 per Fund and an annual fee (based on the schedule below), for preparing Forms N-CEN and N-PORT and to meet the requirements of Rule 30b1-9 under the 1940 Act. The implementation fee shall be paid in two equal installments with the first payment due 60 days prior to the Fund’s first fiscal year end after the compliance date for Form N-CEN, and the second payment due 60 days prior to the Fund’s compliance date for Form N-PORT.

	Number of Securities	Annual Fee Per Fund (paid monthly)

Equity Funds*

*Equity Fund is defined by any fund that has less than 25% debt exposure over the previous three-month period.

LIQUIDITY RISK MANAGEMENT PROGRAM

The Trust, Fund or investment adviser agrees to pay Ultimus the fees below.

Implementation Fee (billed over 6-month period commencing with initial compliance date)
Annual Fee
Form N-LIQUID preparation and related Board Notification
Optional ICE Vantage Liquidity Indicator Model	Out of Pocket Charges

PRICE QUOTES

The charges for primary securities/commodity price quotes are determined by Ultimus’ cost of obtaining such quotes and, therefore, are subject to change. Current charges (presented as per security/per day unless otherwise noted) are as follows:

Canadian and Domestic Equities
International Equity (Non Fair Value)
Corporate Bonds, MBS Bonds, MBS ARMs, and Money Markets
Government/Agency
Floating Rate MTN
Municipal Bonds
High Yield Corporate Bonds, High Yield Municipal Bonds
International Bond
ABS, ABS Home Equity, CMO Non-Agency Whole Loan ARMs, CMOs, and CMO Other ARMs
CMBS
CDO & CLO
Options (Listed)
Futures (Listed)
Leverage Loans/Bank loans [monthly]
Exchange Rates - Spot and Forwards
International Equity (Fair Value)
CDS & CDX Swaps [monthly]

Other Securities/Complex, Hard-to-Value	Market
Manual Pricing Inputs/Adviser Provided (other than odd lot pricing)
Controlled Foreign Corporation (CFC)

OTHER FEES

OUT-OF-POCKET EXPENSES:

The fees set forth above shall be in addition to the payment of out-of-pocket expenses, as provided for in Section 8 of this Agreement.